PRIVATE PLACEMENT AGENT SERVICES AGREEMENT

THIS AGREEMENT made this 28th day of February, 2024, by and between Partners Group (USA) Inc. (the “Advisor”), a Delaware corporation and Foreside Fund Services, LLC, a Delaware limited liability company (the “Placement Agent”).

WHEREAS, the Advisor serves as investment adviser to Partners Group Next Generation Infrastructure, LLC, the Partners Group Growth, LLC, and the Partners Group Private Equity (Master Fund), LLC (each, a “Fund”), each a closed-end management investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, pursuant to certain Placement Agent Agreements by and between the Placement Agent and each Fund, dated as of April 6, 2024, February 14th, 2024, and February 14th, 2024, respectively (the “Placement Agent Agreement”), the Placement Agent acts as the placement agent for units in each Fund (the “Units”), which Units have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and it is intended that the Units shall not be required to be registered under the 1933 Act by virtue of the exemption afforded by Section 4(a)(2) thereof and Rule 506 under Regulation D thereunder; and

WHEREAS, in consideration of the Placement Agent’s agreement to provide certain services to the Advisor and each Fund as described in each Placement Agent Agreement, the Advisor has agreed to compensate the Placement Agent;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Advisor and the Placement Agent hereby agree as follows:

1.	Services.

The Placement Agent will provide each Fund and the Advisor with the services set forth in the Placement Agent Agreements, which are attached hereto as Exhibit A.

2.	Compensation and Expenses.

The Placement Agent shall be entitled to receive the compensation set forth in Exhibit B attached hereto.

3.	Term and Termination.

This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of each Placement Agent Agreement, and will terminate automatically upon any termination of all of the Placement Agent Agreements; provided, however, that, notwithstanding such termination of a Placement Agent Agreement, the Advisor will continue to pay to Placement Agent all fees to which Placement Agent is entitled pursuant to this Agreement for services performed through such termination date.

4.	Representations and Warranties.

(a)	The Advisor represents and warrants the following:

(i)       this Agreement has been duly authorized by the Advisor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Advisor, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(ii)        any contractual advisory or investment management fees that the Advisor charges the Fund do not contain any component for the purpose of paying the Placement Agent’s fees;

(iii)     this Agreement has been disclosed to the Board of Managers of the Fund (the “Board”), and the Advisor has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated hereunder, including amounts to be expended by the Advisor hereunder;

(iv)      it is registered under the Investment Advisers Act of 1940 with the Securities and Exchange Commission (“SEC”) as an investment adviser, it will abide by the rules and regulations of the SEC, and it will notify the Fund and the Placement Agent as promptly as reasonably possible if its registration with the SEC is terminated or suspended; and

(v)       it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(b)	The Placement Agent represents and warrants the following:

(i)        it is a duly registered broker-dealer in good standing with FINRA, and shall notify the Advisor as promptly as reasonably possible should the foregoing no longer be true during the term of this Agreement;

(ii)       it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by FINRA;

(iii)    this Agreement has been duly authorized by the Placement Agent and, when executed and delivered, will constitute a legal, valid and binding obligation of the Placement Agent, enforceable against the Placement Agent in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

5.	Notices.

Any notice required or permitted to be given by a party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

If to the Placement Agent:

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

Attn: Legal Department

Telephone: 207-553-7110

Email: legal@foreside.com

If to the Advisor:

Partners Group (USA) Inc.

1114 Avenue of the Americas, 37th Floor

New York, NY 10036

Attn: Erin Nelson

Email: Erin.Nelson@partnersgroup.com

6.	Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

7.	Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the choice of law provisions thereof.

8.	Miscellaneous.

(a)       Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)       This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)       If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)        This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)        No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)        Invoices for fees and expenses due to Placement Agent hereunder and as set forth in Exhibit B hereto shall be sent by Placement Agent to the address furnished below unless and until changed by Advisor (Advisor to provide reasonable advance notice of any change of billing address to Placement Agent):

Partners Group (USA) Inc.

1114 Avenue of the Americas, 37th Floor

New York, NY 10036

Attn: Erin Nelson

Email: Erin.Nelson@partnersgroup.com

(g)        This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Partners Group (USA) Inc.			Foreside Fund Services, LLC

By:	/s/ Robert Collins		By:	/s/ Teresa Cowan
Name:	Robert Collins	01-Mar-2024	Name:	Teresa Cowan, President
Title:	Director			3.5.24

By:	/s/ Joel Larkins
Name:	Joel Larkins	04-Mar-2024
Title:	Director

EXHIBIT A

Private Placement Agent Agreement

EXHIBIT B

[Redacted]